Exhibit 10.4

EXCLUSIVE LICENSE AND OPTION AGREEMENT

This Exclusive License and Option Agreement (“Agreement”) is made effective as of September 23, 2011 (“Effective Date”) by and between Health Research, Inc., Roswell Park Institute Division, a domestic not-for-profit corporation (“HRI”), Roswell Park Cancer Institute Corporation, a New York corporation (“RPCI”) (HRI and RPCI are, collectively, “RPCI”), and Panacela Labs, Inc., a Delaware corporation (“Panacela”).  The parties hereto are additionally referred to individually as a “Party”, and collectively, the “Parties”.

WHEREAS, RPCI is a National Cancer Institute designated Comprehensive Cancer Center, which sponsors and conducts basic research and clinical trials relating to the causes, treatments, and prevention of the various forms of cancer and related diseases;

WHEREAS, RPCI possesses certain rights in and to certain patents, products, technology, and know-how, including the Licensed Rights (as defined below);

WHEREAS, Panacela is focused on development of a new generation of pharmaceutical drugs, including an initial focus on innovative oncology therapies; and

WHEREAS, RPCI desires to grant, and Panacela desires to accept, a license under the Licensed Rights.

NOW, THEREFORE, in consideration of the promises in this Agreement, the mutual covenants and agreements set forth below, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	DEFINITIONS

In addition to the other terms defined herein, this Agreement uses the following defined terms:

1.1.
  “Affiliate” means any individual or entity directly or indirectly controlling, controlled by or under common control with, a Party.  For purposes of this Agreement, (i) the direct or indirect ownership of fifty-one percent (51%) or more of the outstanding voting securities of an entity, (ii) the right to receive fifty-one percent (51%) or more of the profits or earnings of an entity, or (iii) the power to direct or cause the direction of the management or policies of an entity shall be deemed to constitute control. Such other relationship as in fact results in actual control over the management, business and affairs of an entity shall also be deemed to constitute control.

1.2.
  “Application” means the intended use for a Licensed Product, including the diagnosing, treating, curing, mitigating, and/or preventing a disease or other condition in a human or other animal, such as small cell lung cancer, large cell lung cancer, or other specific disease state, for which such Licensed Product is being developed, and/or tested by a Party hereto or any Affiliate or Sublicensee(s) of such Party or has been approved by the FDA or foreign body licensing equivalent for commercial sale.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

1.3.	“Employee” means employees, contractors, leased employees and agents of RPCI or Panacela.

1.4.
  “Improvement Invention” means RPCI’s rights in any improvement, enhancement, addition, or adaptation to any Licensed Patent, which is owned by RPCI, actually assigned to RPCI, or is subject to an obligation to assign such to RPCI pursuant to an agreement with RPCI, that is sufficiently different from the scope of a Licensed Patent to be separately patentable, and covered by the claims of Licensed Patents that is conceived and reduced to practice during the five (5) years after the Effective Date.

1.5.	“including”, “include”, and variants of the foregoing mean including but not limited to.

1.6.
“INDA” means an investigational new drug application also known as a “Notice of Claimed Investigational Exemption for a New Drug” or a therapeutic biologic application (“BLA”) filed with the FDA, as defined, respectively, in 21 CFR Part 312 and 21 CFR Part 600-680, or any and all foreign equivalents.

1.7.
“Indication” means the United States Federal Drug Administration (“FDA”), or foreign licensing body equivalent, approved labeled usage for a Licensed Product.  For purposes of this Agreement, Indication shall exclude Supplemental New Drug Application (“SNDA”) approvals that solely permit changes in dosage form or strength or administration method, e.g., pill to injection.

1.8.
“Know-How” means, to the extent owned by RPCI (i) all unpatented or unpatentable subject matter disclosed within the Licensed Patents described in Exhibit B and all patents anywhere in the world issued thereon; and (ii) unpatented or unpatentable Project Information created by or under the direction of a Scientist during the five (5) years after the Effective Date and made available to Panacela.

1.9.	“Licensed Field” means all fields of use.

1.10.
“Licensed Patents” means RPCI’s rights in and to: (i) the patent applications described in Exhibit B and all patents anywhere in the world issued thereon; and (ii) all continuations, continuations in part to the extent the claims are directed to subject matter specifically described in such corresponding parent application, divisionals, reexaminations, extensions, and reissue applications thereof, and all foreign applications and patents corresponding thereto, with respect to any of the foregoing applications.

1.11.
  “Licensed Products” means any and all products and processes that contain, employ or are in any way made or produced using, or by the practice of the Licensed Patents, licensed Improvement Inventions, the Technology, or the Know-How.

1.12.	“Licensed Rights” means the Licensed Patents and Know-How.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

1.13.	“NDA” shall mean a new drug application, as defined by 21 CFR Part 314, or a BLA as defined by 21 CFR Part 600-680, submitted to the FDA or an equivalent foreign regulatory agency.

1.14.
“Net Sales” means the aggregate gross invoice prices of Licensed Products sold by Panacela, its Affiliates and its Sublicensee(s), to or on behalf of one or more independent third parties in bona fide, arm’s-length transactions, less the following actual, reasonable, and customary deductions where applicable: (i) trade and quantity discounts, (ii) returns and allowances, (iii) chargebacks and rebates mandated by law or contract, (iv) governmental surcharges on particular sales, such as custom duties, tariffs, and sales and excise taxes, and (v) separately stated and paid out-of-pocket transportation and insurance charges with reference to such sales.

If a Licensed Product is sold in the form of a combination product containing one or more products or technologies which are themselves not a Licensed Product (“Combination Product”), Net Sales for such Combination Product shall be calculated by multiplying the sales price of the Combination Product by the fraction A/(A+B) where A is the invoice price of the Licensed Product or the fair market value of the Licensed Product if sold to a non-Affiliate third party, and B is the total invoice price of the other products or technologies or the fair market value of the other products or technologies if purchased from a non-Affiliate third party.

If a Licensed Product is sold, used, or otherwise disposed of but not in an arm’s length transaction for fair market value, Net Sales shall mean Panacela’s open market price for such Licensed Product in the country and on the date of such disposition after taking into account the exclusions in Sections 1.12(i) – (v). Alternatively, if there is no market price, Net Sales shall mean an imputed price determined on a commercially reasonable basis, which shall be no less than the price of commercially available products materially similar to Licensed Products.

1.15.
“Non-Improvement Invention” means RPCI’s rights in: (i) any invention comprising Technology, which is conceived or reduced to practice under the direction of a Scientist that is not an Improvement Invention, and which is owned by RPCI, actually assigned to RPCI, or is to be assigned to RPCI pursuant to an agreement with RPCI; or (ii) any invention comprising Technology conceived or reduced to practice jointly by Employees of both Panacela and RPCI that is not an Improvement Invention, and with respect to (i) and (ii), rights which are owned by RPCI, are actually assigned to RPCI, or are to be assigned to RPCI pursuant to an agreement with RPCI.

1.16.
“Patents” means any patent or patent application, whether domestic or foreign, and all divisions, provisional applications, continuations, continuations-in-part, reissues, reexaminations or extensions of any of the foregoing, and any letters patent that issue on any of the foregoing.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

1.17.
“Phase II clinical trial” means that portion of the clinical development program which provides for the initial trials of a product on a limited number of patients for the primary purpose of evaluating safety, dose ranging and efficacy in the proposed therapeutic indication, as more precisely defined by 21 CFR Part 312.21(b) and corresponding rules and regulations in other countries.

1.18.
“Project Information” means RPCI’s rights in all inventions, data, results, trade secrets, methods, developments, materials, compositions of matter of any type or kind, expertise, formulas, technology and processes, whether patentable or not, arising during and in the course of carrying out those projects described in Exhibit B, which may be amended from time to time by mutual consent of the Parties.

1.19.	“Project Information Licensed Field” means for the purposes of (i) research and development; and (ii) regulatory, export control, and other government filing.

1.20.	“RPCI Intellectual Property” means the Licensed Patents, Technology, Know-How, and any Improvement Inventions licensed or optioned to Panacela pursuant to this Agreement.

1.21.	“Scientist” means those Employees of RPCI listed in Exhibit C, which list may be updated from time to time by the mutual consent of the Parties.

1.22.
“Technology” means RPCI’s rights in all inventions, data, results, know-how, trade secrets, techniques, methods, developments, ideas, creations, concepts, materials, compositions of matter of any type or kind, expertise, formulas, technology, process, or discoveries, whether patentable or not, directly relating to or involving the use or development, of four lines of drug candidates, namely Revercom, Mobilan, Antimycon and Arkil (as further described on Exhibit A) during the five years after the Effective Date.

1.23.	“Territory” means worldwide.

1.24.
“Valid Claim” means, on a country-by-country basis, either an unexpired claim in a patent application or an issued unexpired patent within the Licensed Patents that has not been revoked, abandoned, disclaimed or withdrawn, or held unenforceable, unpatentable or invalid by a court of competent jurisdiction in a final judgment that has not been appealed within the time allowed by law or from which there is no further appeal.

2.	GRANT

2.1.
Exclusive License.  Subject to the terms and conditions of this Agreement, RPCI hereby grants to Panacela an exclusive license under the Licensed Patents in the Territory to: make, have made, develop, use, practice, import, export, distribute, market, promote, offer for sale, and sell Licensed Products in the Licensed Field.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

2.2.
Non-Exclusive License.  Subject to the terms and conditions of this Agreement, RPCI hereby grants to Panacela a non-exclusive license in the Territory under RPCI’s rights in the Know-How to use and practice any method, process, or procedure within the Know-How and otherwise use and exploit the Know-How; all in the Licensed Field; provided however, that with respect to Project Information, such non-exclusive license shall be limited to the Project Information Licensed Field.

2.3.
Retained Rights.  Notwithstanding the foregoing or anything else herein to the contrary, RPCI shall retain a non-exclusive right to use and practice the RPCI Intellectual Property, Licensed Patents and Non-Improvement Inventions for research, education, and teaching purposes, including licensing to other non-profit research organizations..

2.4.
Affiliates.  Panacela may, subject to the terms and conditions of this Agreement and with the prior written approval of RPCI, which shall not be unreasonably withheld, conditioned or delayed, extend the right and license granted to Panacela under Sections 2.1 and 2.2, or part thereof, to any Panacela Affiliate by contract, provided that such Affiliate consents to be bound by the terms of this Agreement to the same extent as Panacela.  Such approval shall not be unreasonably withheld, conditioned or delayed and RPCI shall provide such approval or denial to Panacela within fifteen (15) days of RPCI’s receiving any proposed extension documentation from Panacela after the Effective Date.  Each such contract with a Panacela Affiliate shall include all the protections provided to RPCI under this Agreement and provisions designating RPCI as a third party beneficiary with full right and authority to enforce such contract against the Panacela Affiliate if Panacela fails or refuses to do so.  Notwithstanding the foregoing, the Parties acknowledge that Panacela plans to extend this Agreement to Panacela’s wholly-owned subsidiary Panacela Labs, a limited liability company formed under the laws of the Russian Federation (“PLLLC”) by contract on or shortly after the Effective Date (the “Extension”).  The Extension shall be subject to the prior written approval requirements of this Section 2.4 or Section 2.5, depending on the nature of the relationship delineated in the Extension Agreement, and Panacela shall obtain RPCI’s prior written approval, which shall not be unreasonably withheld, conditioned or delayed, to the Extension in the ordinary course following the Effective Date.  However, for a period of one year from the Effective Date or until the Extension is executed consistent with the terms of this Agreement, whichever is shorter, RPCI hereby consents to Panacela allowing PLLLC to act on Panacela’s behalf solely within the Commonwealth of Independent States, understanding that all of PLLLC’s efforts will be on Panacela’s behalf and under Panacela’s contractual rights under this Agreement and that all acts and omissions of PLLLC shall be the responsibility of Panacela as though carried out by Panacela itself.  For the avoidance of doubt any contracts addressing the subject matter of this Agreement and PLLLC shall have Panacela as a party and all of PLLLC’s Affiliates shall be considered Panacela’s Affiliates for purposes of obligations under this Agreement.  Further, Panacela agrees to bind PLLLC to all terms of this Agreement as though it were Panacela and such obligations were carried out by Panacela.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

2.5.
Sublicenses.  Panacela or an Affiliate may, subject to the terms and conditions of this Agreement, with the prior written approval of RPCI, grant sublicenses to third parties (“Sublicensee(s)”) under the License (“Sublicenses”).  Such approval shall not be unreasonably withheld, conditioned or delayed and such approval or denial shall be provided to Panacela by RPCI within fifteen (15) days of RPCI’s receiving any proposed Sublicense from Panacela after the Effective Date.  Each Sublicense shall include all the protections provided to RPCI under this Agreement and provisions designating RPCI as a third party beneficiary with full right and authority to enforce the Sublicense against the Sublicensee(s) if Panacela fails or refuses to do so. Subject to the terms and conditions of this Agreement, upon expiration or termination of this Agreement for any reason, any and all Sublicenses with Sublicensee(s) that are in substantial compliance with the terms of such Sublicenses shall survive such termination, provided, however, RPCI shall not incur any obligation to any Sublicensee(s) not already incurred to Panacela by RPCI under this Agreement.

3.	OPTION

3.1.
Grant of Option.  RPCI hereby grants to Panacela an exclusive option to exclusively license any and all Improvement Inventions and an option to negotiate an exclusive license to all Non-Improvement Inventions (the “Option”) that are conceived and reduced to practice up until the fifth anniversary of the Effective Date. RPCI will provide Panacela written notice (each, an “Option Notice”) of any Improvement Invention or Non-Improvement Invention within thirty (30) days of the actual knowledge of the Director of RPCI’s Technology Transfer Office’s of the existence of such Improvement Invention or Non-Improvement Invention, which Option Notice shall include information submitted to RPCI’s Technology Transfer Office for Panacela to assess the patentability of the applicable Improvement Invention or Non-Improvement Invention.

3.2.
Exercise.  Panacela may exercise the Option with regard to the applicable Improvement Invention or Non-Improvement Invention by providing written notice thereof to RPCI upon the earliest of: (i) sixty (60) days after receipt of the Option Notice, (ii) sixty (60) days after an executive officer or Board member of Panacela becomes aware that an Improvement Invention or Non-Improvement Invention exists; and (iii) one hundred eighty (180) days after Panacela becomes aware that an Improvement Invention or Non-Improvement Invention exists under all other circumstances.

3.3.
Improvement Invention.  Upon exercise by Panacela of an Option to an Improvement Invention pursuant to Section 3.2, the Patents disclosing such Improvement Invention shall immediately be deemed to be Licensed Patents and shall be governed by the terms and conditions of this Agreement, but in no event shall any Improvement Invention, even when deemed within Licensed Patents, be the basis for characterizing subsequent technological advances of any sort as Improvement Inventions under this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

3.4.
Non-Improvement Invention.  Upon exercise by Panacela of an Option to a Non-Improvement Invention pursuant to Section 3.2, the Parties will negotiate in good faith for up to one hundred twenty (120) days (“NII Option Negotiation Period”) an exclusive license agreement to such Non-Improvement Invention (“Optioned NII”) which exclusive license agreement shall include the non-financial terms of this Agreement with financial terms to be agreed upon by the Parties during the NII Option Negotiation Period. After the expiration of the NII Option Negotiation Period, RPCI may license the Optioned NII to any third party.

3.5.
Limitation.  The rights granted pursuant to this Article 3 shall be subject to any obligations of RPCI existing prior to the Effective Date, subject to the limitations set forth in the Cleveland BioLabs, Inc. waiver, and to any obligations to the U.S. federal or New York state government associated with funding now or later in effect.

4.	CONSIDERATION. In partial consideration of rights granted by RPCI to Panacela under this Agreement, Panacela will pay RPCI as follows:

4.1.	[***]

4.2.	Royalties.

4.2.1.	Royalty Rate. On a country-by-country basis, Panacela shall pay RPCI a running royalty rate, as follows:

4.2.1.1.
[***] percent ([***]%) of Net Sales for each of the first and second Licensed Products approved for commercial sale for use in humans or other animals by the FDA or foreign licensing body equivalent (“Initial Products”) covered by a Valid Claim, and with such percentage to be decreased by [***] percent ([***]%) for the first and second Initial Products not covered by a Valid Claim; and

4.2.1.2.
[***] percent ([***]%) of Net Sales for all Licensed Products sold before approval for commercial sale for use in humans or other animals by the FDA or foreign licensing body equivalent and/or the third and each subsequent Licensed Product (e.g., receiving FDA approval after the Initial Products) approved for commercial sale for use in humans or other animals by the FDA or foreign licensing body equivalent, covered by a Valid Claim and with such percentage to be decreased by [***] percent ([***]%) for any such Licensed Product not covered by a Valid Claim.

4.2.1.3.	For clarity, each additional Indication for a Licensed Product shall be considered a separate Licensed Product under Section 4.2.1.1 or Section 4.2.1.2, as applicable.

4.2.2.
Royalty Term.  Panacela shall pay royalties on Net Sales for as long as a Valid Claim exists in the applicable country at the rate specified above in Section 4.2.1. Panacela shall also pay royalties on Net Sales for a period of twenty (20) years following the Effective Date where there is not a Valid Claim covering the Licensed Product in a given country. If the sale of a Licensed Product is covered by more than one Licensed Patent, multiple royalties shall not be due. At the end of the royalty term in any country, Panacela shall have a fully paid-up license for the Licensed Products in such country.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

4.2.3.
The obligation to pay royalties shall be waived and excused to the extent that statutes, laws, codes, or government regulations (including currency exchange regulations) of any foreign country in which Licensed Products are sold prevent such royalty payments. In such event, the Parties shall negotiate a mutually acceptable arrangement that preserves the benefit of this Agreement for each of the Parties, e.g., by increased royalties in another country.

4.2.4.
The amount of royalties shall be reduced proportionately on a country-by-country basis by the amount of royalties paid to non-Affiliate third parties by Panacela, an Affiliate, or a Sublicensee(s) of either for a license to patent rights necessary for Panacela, its Affiliate, or a Sublicensee(s) or either to make, have made, use, offer to sell, sell, or import Licensed Products pursuant to arm’s length agreements entered into in good faith with such unaffiliated third parties owning or controlling patent rights which, but for such agreements, would bar the manufacture, use, sale, or import of a Licensed Product (“Blocking Technology”), provided, however, the minimum royalty due under this Section 4.2 shall not be less than the royalty rates set forth in Section 4.2.1.1 and Section 4.2.1.2, as applicable. Panacela shall promptly inform RPCI if Panacela becomes aware of any potential Blocking Technology. In addition, if any seller of Licensed Products enters into any agreement with the owner or controller of any such Blocking Technology, Panacela shall insure that RPCI is treated no worse than such owner or controller with respect to a deduction or other offset of royalties or other compensation in connection with any Blocking Technology.

4.2.5.
Furthermore, if a compulsory license is granted to a third party with respect to a Licensed Product, the royalty rate to be paid by Panacela to RPCI for sale of such Licensed Product in that country shall be reduced to the rate paid under the compulsory license. Panacela shall provide RPCI all reasonably requested evidence regarding any such compulsory license, as allowed under applicable law.

4.2.6.	Sublicense Fees. Panacela will pay the following sublicense fees in connection with sublicensing rights regarding Licensed Products:

a)
Where a Sublicense has been granted prior to the filing of an INDA for a Licensed Product covered by such Sublicense, Panacela shall pay to RPCI: [***] percent ([***]%) of any and all fees received from such Sublicensee(s) by Panacela or any Affiliate;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

b)
Where a Sublicense has been granted after filing of an INDA for a Licensed Product covered by such Sublicense, Panacela shall pay to RPCI: [***] percent ([***]%) of any and all Sublicense fees received by Panacela or any Affiliate from such Sublicensee(s); or

c)
Where a Sublicense has been granted after final approval of the relevant NDA for a Licensed Product covered by such Sublicense, Panacela shall pay to RPCI: [***] percent ([***]%) of any and all Sublicense fees received by Panacela or such Affiliate from such Sublicensee(s).

d)	For the avoidance of doubt, in no event shall such Sublicensee(s) fees be deemed to include any royalties payable by a Sublicensee(s) on sales of a Licensed Product.

4.2.7.	Milestone Payments.

a)	As each Licensed Product progresses through developmental milestones in the United States, Panacela shall pay to RPCI milestone payments, as follows:

1)	For the first Licensed Product(s) related to the drug candidates described as Mobilan, Antimycon and Arkil in Exhibit A:

i.
For any INDA filing requesting approval for clinical trials: (1) in the United States, $[***]; or (2) when a similar milestone is reached in any other country(ies) in the world (“Other Country”), $[***];

ii.
Upon commencement of the first Phase II clinical trial under the INDA for which a milestone is reached to Section 4.2.7(a)(1)(i); (1) in the United States, $[***]; or (2) when a similar milestone is reached in an Other Country, $[***];

iii.
Any NDA filing requesting approval for sales and marketing of Licensed Product to consumers, (1) in the United States, $[***]; or (2) when a similar milestone is reached in an Other Country, $[***]; and

iv.
Upon regulatory approval of Licensed Product permitting it to be manufactured, marketed and sold either singly or in combination with another product, (1) in the United States, $[***]; or (2) when a similar milestone is reached in an Other Country, $[***];

2)	For the second and subsequent Licensed Products for new or additional Indications of each of the drug candidates described as Mobilan, Antimycon and Arkil in Exhibit A:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

i.
Any NDA filing requesting approval for sales and marketing to consumers of a Licensed Product, (1) in the United States, $[***]; or (2) when a similar milestone is reached in an Other Country, $[***]; and

ii.
Upon regulatory approval of a Licensed Product permitting it to be manufactured, marketed and sold either singly or in combination with another product, 1) in the United States, $[***]; or (2) when a similar milestone is reached in an Other Country, $[***];

3)	For the first Licensed Product related to the drug candidate described as Revercom in Exhibit A:

i.	For any INDA filing requesting approval for clinical trials, (1) in the United States, $[***]; or (2) when a similar milestone is reached in an Other Country, $[***];

ii.
Upon commencement of the first Phase II clinical trial under the INDA for which a milestone is reached pursuant to Section 4.2.7(a)(3)(i), (1) in the United States, $[***]; or (2) when a similar milestone is reached in an Other Country, $[***];

iii.
Any NDA filing requesting approval for sales and marketing of a Licensed Product to consumers, (1) in the United States, $[***]; or (2) when a similar milestone is reached in an Other Country, $[***]; and

iv.
Upon regulatory approval of Licensed Product permitting it to be manufactured, marketed and sold either singly or in combination with another product, (1) in the United States, $[***]; or (2) when a similar milestone is reached in an Other Country, $[***];

4)	For the second and subsequent Licensed Products for new or additional Indications of each such Licensed Product related to the drug candidate described as Revercom in Exhibit A:

i.
Any NDA filing requesting approval for sales and marketing of a Licensed Product to consumers, (1) in the United States, $[***]; or (2) when a similar milestone is reached in an Other Country, $[***]; and

ii.
Upon regulatory approval of a Licensed Product permitting it to be manufactured, marketed and sold either singly or in combination with another product, (1) in the United States, $[***]; or (2) when a similar milestone is reached in an Other Country, $[***]; and

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

5)
For FDA regulatory approval or foreign licensing body equivalent applications for all other Licensed Products (i.e., excluding Licensed Products related to the drug candidates described as Mobilan, Antimycon, Arkil and Revercom in Exhibit A):

i.	For any each INDA filing requesting approval for clinical trials, $[***];

ii.	Upon commencement of the first Phase II clinical trial under each INDA for which a milestone is reached pursuant to Section 4.2.7(a)(5)(i), $[***];

iii.	For each NDA filing requesting approval for sales and marketing of Licensed Product to consumers, $[***]; and

iv.	Upon regulatory approval of Licensed Product permitting it to be marketed either singly or in combination with another product, $[***];

in each case provided that the applicable milestone for such Licensed Product has not previously accrued for the same Indication.  Also, no new milestone payment shall be due where the submission or approval of any SNDA pertains to a variance in the drug product formulation or dosage form, strength or administration method, e.g., pill to injectable form.  For clarity, new milestone payments shall be due where a new Indication for the same Licensed Product is applied for or approved, e.g., previous approved Indication was small cell lung cancer and new applied for or approved Indication is for large cell lung cancer.

b)
If a milestone that was first reached in an Other Country is subsequently achieved or surpassed in the United States, such as by relying on foreign clinical trials to support an NDA filing, Panacela shall pay RPCI the difference between what was paid for the milestone in all Other Countries, if any, and what would have been due under the applicable section if the milestone had first occurred in the United States.

4.2.8.
Patent Costs.  Following the Effective Date, RPCI shall invoice Panacela for previously incurred patenting costs of $[***] actually paid by RPCI prior to the Effective Date, and shall provide supporting documentation thereof. Panacela shall pay such invoice within thirty (30) days following receipt of investment funds in connection with the investment into Panacela by Open Joint Stock Company “Rusnano”, provided, however, that in no event shall Panacela provide such reimbursement payment later than six (6) months following the invoice date.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

5.
COMMERCIALIZATION. At its expense and consistent with sound and reasonable business practices and judgment, Panacela shall use commercially reasonable efforts to bring Licensed Products to market as timely and efficiently as possible, which in any event shall not be less than the efforts Panacela uses with respect to its own proprietary products for the same Application.  Such program must include the preclinical and clinical development of Licensed Products, including research and development, laboratory and clinical testing, applying for all applicable governmental approvals, and marketing and sales (“Level of Effort”).  Provided such decisions are commercially reasonable and subject to the Level of Effort required, all business decisions shall be within the sole discretion of Panacela. Panacela shall have the exclusive right to prepare and present all regulatory filings necessary or appropriate in any country to obtain and maintain any regulatory approval required to market any Licensed Product in any such country. Panacela shall plan and implement appropriate research and development, testing and production efforts directed toward commercialization of Licensed Products at a commercially practicable date and shall provide RPCI a copy of such plan and any amendments thereto.  Panacela will provide RPCI detailed written reports on a semi-annual basis detailing Panacela’s clinical, regulatory, and financial progress, except that if there is any material communication from the FDA or any other government agency related to this Agreement or the occurrence of any adverse event, Panacela shall promptly notify RPCI regardless of whether a semi-annual report is due. RPCI understands that these reports may contain material non-public information and that to such extent such reports will be considered Confidential Information pursuant to Section 12.  If Panacela fails to adhere to its diligence obligation with respect to a Licensed Product, RPCI may, in its discretion with respect to said Licensed Product: (i) terminate the License Agreement, with regard to the Product that Panacela failed to fulfill its diligence obligations hereunder, pursuant to Section 11, or (ii) terminate the exclusivity of the rights granted for such Product hereunder, in either case, if Panacela has not cured such breach within ninety (90) days of the date Panacela receives notice from RPCI of such breach, provided, however, if such breach is not capable of being cured within such ninety (90) day period, Panacela may request a reasonable extension to such period, not to exceed one hundred and eighty (180) days, which request shall not be unreasonably denied by RPCI.

6.	REPORTS, PAYMENTS, AND RECORDS

6.1.
Records.  Panacela shall keep at its respective principal place of business full, true, and accurate books of account kept in accordance with generally accepted U.S. accounting principles consistently applied and the supporting data containing all particulars that may be necessary for the purpose of showing and confirming its diligence and the amounts payable to RPCI (“Records”).  Panacela shall require its Affiliates and Sublicensee(s) to keep at their respective principal places of business full, true, and accurate books of account kept in accordance with generally accepted U.S. accounting principles or comparable international accounting principles (e.g., I.F.R.S., the International Financial Reporting Standards) consistently applied and the supporting data containing all particulars that may be necessary for the purpose of showing and confirming its diligence and the amounts payable to RPCI (such records of such Affiliates and Sublicensee(s) shall also be deemed "Records"). RPCI or a designated auditor selected by RPCI, except one to whom the applicable entity has reasonable objection, may inspect the Records not more than once per year upon reasonable notice for six (6) years following the end of the calendar year to which the Records pertain for the purpose of verifying payments or compliance in other respects with this Agreement. If an inspection shows an underreporting or underpayment, the applicable entity shall promptly pay such amount within thirty (30) days after the date the applicable entity receives from RPCI written notice of the payment due, together with a late charge equal to the amount set forth in Section 6.5 accrued on the unpaid amount until paid in full. In addition to any other rights of RPCI, if the underpayment is greater than [***] percent ([***]%) of the amount actually owed or exceeds $[***] for any twelve (12) month period, Panacela or the applicable entity shall also reimburse RPCI for the reasonable cost of the inspection within thirty (30) days after receipt of the invoice for such cost, which shall contain appropriate supporting documentation evidencing such costs.  Any Records provided or made available to RPCI hereunder shall be delivered accurately in English.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

6.2.
Payment.  Royalties shall be paid in United States dollars by wire transfer at such place as RPCI may reasonably designate consistent with the law controlling in the United States and, if applicable, in any foreign country. If, despite RPCI’s tax-exempt status under U.S. law, Panacela or any applicable Sublicensee(s) or Affiliate is required by law to withhold and pay any taxes on payment of a royalty or any other amount due hereunder, such amount may be deducted from such payment. However, to the extent that such deducted taxes are capable of being recouped or refunded as a result of any administrative, tax, or other filing or submission, such recouped or refunded amount shall be paid to RPCI promptly upon such filing or submission by Panacela or the applicable Sublicensee(s) or Affiliate. Panacela shall (i) furnish RPCI with the original copies of all official receipts for such taxes; (ii) use commercially reasonable efforts to seek such recoupment or refund to the fullest extent reasonably possible; and (iii) cooperate to the fullest extent reasonably possible, including by causing Sublicensee(s) and Affiliates to cooperate with Panacela and RPCI, to allow Panacela and RPCI to contest such tax determination and otherwise for RPCI to receive a refund of such taxes. If any currency conversion shall be required in connection with the payment of any amount due hereunder, such conversion shall be made by using the exchange rate prevailing at Citibank, N.A. in New York, New York, on the last business day of the calendar quarterly reporting period to which such payment(s) relate. Panacela shall be responsible for, and shall not deduct from any payment made, any exchange, collection, wire transfer, or other charge of such nature.

6.3.
Further Assurances. From time to time during the Term, each Party shall execute and deliver to the other such documents and take such other action as the other Party may reasonably request to consummate more effectively the transactions contemplated hereby. Panacela shall reimburse RPCI for its reasonable costs incurred in connection with such cooperation.

6.4.
Reports. Within sixty (60) days from the end of each semi-annual period following June 30, 2012, Panacela shall deliver to RPCI complete and accurate reports (“Reports”); provided that after the first commercial sale of a Licensed Product the Reports shall be delivered within sixty (60) days from the end of each calendar quarter following the then current semi-annual period, giving such particulars of the business conducted during such quarter as shall be pertinent to Panacela’s diligence obligations and payment accounting hereunder and sufficient to compute and verify amounts due and compliance with diligence obligations hereunder. With each such quarterly Report, Panacela shall pay (or cause the payment of) the amounts due and payable to RPCI. Each Report due after a calendar year shall include relevant information for the most recent calendar quarter and an annual summary for each Licensed Product on a country-by-country basis. Reports from or about Panacela shall be deemed to be Confidential Information and shall include at least the following:

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

6.4.1.	progress in meeting diligence obligations and efforts to commercialize Licensed Products directly or indirectly, including the results of research and experimentation to date;

6.4.2.
the number of Licensed Products manufactured, the number of Licensed Products disposed of, by, or for Panacela, any Sublicensee(s), or Affiliate; and the first commercial sale of a Licensed Product in any country shall be reported within sixty (60) days thereof to RPCI;

6.4.3.	total amounts invoiced for Licensed Products disposed of, by, or for Panacela, any Sublicensee(s), or Affiliate;

6.4.4.	gross receipts and a calculation of Net Sales for the applicable reporting period(s), including a listing of deductions;

6.4.5.	total amounts due based on Net Sales, together with the exchange rates used for conversion, if any;

6.4.6.	names and addresses of all Sublicensee(s) and Affiliates;

6.4.7.
a progress report on Patent filings in each country, including the serial number, name of Patent application, name of inventors and status of each Patent application relating to the Licensed Field; and

6.4.8.	on an annual basis, year-end financial statements.

6.5.
Late Charge.  Any amount not paid when due to RPCI shall be subject to a late charge from the due date until paid at the annual rate of twelve percent (12%). If any such amount is disputed in good faith, Panacela shall pay all undisputed amounts when due and work diligently with RPCI to resolve the dispute. Any amount which is ultimately determined to be due from either Party to the other Party shall be subject to the late charge from: (i) the date such amount was due until it is paid; or (ii) in the event of an overpayment by, five (5) business days after the date Panacela properly informed RPCI of such overpayment.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

6.6.
Sublicensee(s)/Affiliate Records.  Panacela shall require Sublicensee(s) and applicable Affiliates to keep comparable records and to submit comparable quarterly and annual reports, in English, and shall forward to RPCI a copy of all such reports, together with all other documents received from any Affiliate or Sublicensee(s), as RPCI may reasonably request.

7.	REPRESENTATIONS AND WARRANTIES.

7.1.	Representations and Warranties of RPCI. RPCI represents and warrants to Panacela that:

a)	RPCI has the full right and authority to enter into this Agreement;

b)
Except for existing agreements with Cleveland BioLabs, Inc. or its Affiliates or licensees of either, to the knowledge of RPCI’s General Counsel and Director of Technology Transfer, it is not aware of any impediment that would inhibit its ability to perform the terms and conditions imposed on it by this Agreement;

c)
Except for obligations under existing agreements with Cleveland BioLabs, Inc. or its Affiliates or licensees of either and except for the agreement set forth on Schedule 7.1.c, RPCI has the legal right and power to extend the rights and licenses granted to Panacela in this Agreement, and to fully perform its obligations hereunder.;

d)
Except for existing agreements with Cleveland BioLabs, Inc. or its Affiliates or licensees of either, RPCI has not made nor will it knowingly make any third-party agreements to others in conflict with or in derogation of such rights or this Agreement.

e)	It is the policy of RPCI that all scientific and medical employees of RPCI are required, as a condition of employment, to assign patentable inventions to RPCI;

f)
To the knowledge of RPCI’s General Counsel, there are no litigation proceedings, oppositions, interferences or other challenges (other than proceedings in the U.S. Patent and Trademark Office or other national patent office) against rights of RPCI pursuant to the Licensed Patents or enforcement actions brought by RPCI against any third party in connection with the Licensed Patents;

g)
To the knowledge of RPCI’s General Counsel, RPCI has not received any notice or other communication from any third party of infringement of third party patent rights that may affect the discovery, development, making, using or selling of Licensed Products;

h)
Other than the Licensed Patents, to the knowledge of its Director of Technology Transfer, RPCI is not aware of any invention disclosure filed with RPCI’s Technology Transfer Office or patent application filed by or on behalf of RPCI that would block Panacela or its Sublicensee(s) from fully exercising its rights to make, use, sell, offer to sell or import the Licensed Products;

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

i)
The inventors of those Licensed Patents filed with the U.S. Patent and Trademark Office by RPCI (the “Inventors”) under the employment of RPCI have executed assignments transferring all rights in the Licensed Patents to RPCI and with the United States Patent and Trademark Office; and

j)
Except as set forth on Schedule 7.1.j, to the knowledge of RPCI’s Vice-President of Corporate Ethics and Research Subject Protection, the Scientists have not requested approval of a conflict of interest between RPCI and a third-party.

7.2.	Representations and Warranties of Panacela. Panacela represents and warrants to RPCI that:

a)	Panacela has the full right and authority to enter into this Agreement;

b)	Panacela is not aware of any impediment that would inhibit its ability to perform the terms and conditions imposed on it by this Agreement;

c)	Panacela has the legal right and power to extend the rights and licenses granted to RPCI in this Agreement, and to fully perform its obligations hereunder;

d)	Panacela has not made nor will it knowingly make any commitments to others in conflict with or in derogation of such rights or this Agreement;

e)
Neither Panacela nor any Affiliate is aware of any potential, pending, or threatened impediment, claim, cause of action, or restriction that would inhibit RPCI’s ability to grant the rights granted hereunder or otherwise to perform its obligations hereunder;

f)
Panacela and its Affiliates are unaware of any pending or threatened claim or cause of action, or restriction on exportation, by any third party, whether a private or governmental entity, regarding any Licensed Patents, Licensed Product, Technology, or Know-How, including regarding this license, and performance of this Agreement;

g)
Panacela will ensure that all Know-How, Project Information, Improvement Inventions, Non-Improvement Inventions, Technology and any other data or technological information of any sort provided by RPCI under this Agreement (“Data”) will be received and reviewed by an employee of Panacela who is a U.S. citizen or U.S. permanent resident and that Panacela with perform all necessary and appropriate export control evaluations, and secure any necessary export control licenses, before providing any such Data to any non-U.S. national or non-U.S. entity; and

h)
Panacela will perform all necessary and appropriate export control evaluations, and secure any necessary export control licenses, before providing any Data or rights under this Agreement to any Affiliate or Sublicensee(s) or any employee or agent of either.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

7.3.
EXCEPT AS PROVIDED IN SECTION 7.1, RPCI MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED.  FURTHERMORE, NOTWITHSTANDING THE FOREGOING, RPCI MAKES NO REPRESENTATIONS TO THE MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT, VALIDITY AND ENFORCEABILITY OF ANY PATENT RIGHT AND ANY CLAIM THEREOF ISSUED OR PENDING, AND THE ABSENCE OF LATENT OR OTHER DEFECTS, WHETHER OR NOT DISCOVERABLE. IN NO EVENT SHALL RPCI, OR ITS AFFILIATES AND THEIR RESPECTIVE TRUSTEES, DIRECTORS, OFFICERS, EMPLOYEES AND AFFILIATES BE LIABLE FOR INCIDENTAL, INDIRECT, PUNITIVE, CONSEQUENTIAL, OR OTHER DAMAGES OF ANY KIND, INCLUDING ECONOMIC DAMAGES AND INJURY TO PROPERTY AND LOST PROFITS. RPCI DOES NOT WARRANT THAT IT HAS PERFORMED OR HAD PERFORMED ANY “FREEDOM TO OPERATE” SEARCH REGARDING THE SUBJECT MATTER OF THIS AGREEMENT. ALL RPCI INTELLECTUAL PROPERTY, INFORMATION, AND DATA PROVIDED BY OR ON BEHALF OF RPCI UNDER THIS AGREEMENT IS PROVIDED “AS-IS”.

7.4.
EXCEPT AS PROVIDED HEREIN, PANACELA MAKES NO REPRESENTATION AND EXTENDS NO WARRANTY OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING A WARRANTY THAT ANY LICENSED PATENT WILL LEAD TO THE DEVELOPMENT OF A LICENSED PRODUCT.

7.5.	With the exception of Sections 7.1(d), (c), 7.2 (c), (d), (g) and (h), no representations and warranties above shall survive the Effective Date.

8.	INDEMNIFICATION; INSURANCE

8.1.
Panacela Indemnification Obligations.  Panacela shall defend, indemnify, and hold each of RPCI, its Affiliates, and their respective officers, trustees, employees, agents, successors, and assigns (“Indemnitees”) harmless from and against all liabilities, demands, costs, claims, suits, expenses (including attorneys’ fees and expenses, whether incurred as a result of a third party claim or a claim to enforce this provision), and other damages (collectively, “Losses”) under any theory of liability to the extent arising out of or resulting from: (i) any use or exercise of the rights granted hereunder by Panacela  or any Affiliate or Sublicensee(s); (ii) any material breach or failure by Panacela (or any Affiliate or Sublicensee(s)) in the performance or non-performance of the obligations or covenants under this Agreement or any Sublicense; (iii) any breach by Panacela of any representation or warranty hereunder; (iv) the testing, manufacture, marketing, possession, use, sale or other disposition by Panacela  or any Affiliate or Sublicensee(s) of any Licensed Product or the failure of any of the foregoing (or any contract manufacturer of any of the foregoing) to manufacture Licensed Products in accordance with good manufacturing processes; (v) FDA enforcement actions, inspections, product recalls or market withdrawals relating to a Licensed Product or Licensed Process; (vi) any personal or bodily injury, including death, illness, or property damage caused directly or indirectly by Panacela  (or any Affiliate or Sublicensee(s)); and (vii) failure to comply with any law or regulation. Panacela shall not be obligated to indemnify an Indemnitee under this Section 8.1 after any unappealed or unappealable order of a court of competent jurisdiction holds that the claim was legally caused solely by the gross negligence or willful misconduct by such Indemnitee. Panacela shall insure that every Sublicense contains a covenant by the Sublicensee(s) providing for the indemnification of the Indemnitees as provided in this Article.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

8.2.	Notice. With respect to all third party claims, each Party shall promptly give notice of each such claim to the other and shall cooperate fully with the other Party in the defense of such claim.

8.3.
Procedure.  RPCI or the applicable Indemnitee will provide Panacela with prompt notice of any claim, suit, action, demand, or judgment for which indemnification is sought. At its expense, Panacela shall provide counsel reasonably acceptable to the affected Indemnitee to defend against any such claim. The Indemnitees shall reasonably cooperate with Panacela in such defense and will permit Panacela to conduct and control such defense and the disposition of such claim, suit, or action (including all decisions relative to litigation, appeal, and settlement); provided, however, that any Indemnitee shall have the right to retain its own counsel, at the reasonable expense of Panacela, if, under the standards of professional conduct applicable to Panacela’s counsel without a waiver, representation of such Indemnitee by the counsel retained by Panacela  would be inappropriate (a “Conflict”), provided however, such counsel selected by such Indemnitee shall be reasonably acceptable to Panacela (such counsel the “Conflict Counsel”) and provided, further, however, that Conflict Counsel’s representation of the Indemnitee in any matter shall be restricted solely to those issues where there is a Conflict. Conflict Counsel and Panacela counsel shall communicate with each other in good faith to keep each other fully informed of the status of the proceeding at all stages thereof, and shall each use commercially reasonable efforts to avoid duplicative work in connection therewith, it being understood that expenses incurred by Conflict Counsel for duplicative work shall be deemed “unreasonable expense” under this Section 8.3, and the Indemnitee shall be responsible for such expenses. In no event shall Panacela be liable for the fees and expenses of more than one Conflict Counsel in connection with any one action or claim or in connection with separate but similar or related actions or claims in the same jurisdiction arising out of the same general allegations unless there are multiple Indemnitees and representation by Panacela counsel or the initially engaged Conflict Counsel would be inappropriate. The Indemnitees may not settle any action or claim affected pursuant to this Section 8.3 without the written consent of Panacela, such consent not to be unreasonably conditioned, withheld, or delayed.

8.4.
Failure to Indemnify.  If Panacela fails to promptly and adequately defend and indemnify, as may be determined by a court of competent jurisdiction, any applicable Indemnitee pursuant to this Article, Panacela shall not thereafter deny or disclaim its liability hereunder to any Indemnitee for any consequent Loss.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

8.5.
Insurance.  Beginning not less than one hundred and twenty (120) days after the Effective Date, Panacela and all Sublicensee(s) shall maintain in full force and effect with a commercial insurance carrier commercial general liability insurance, written on an occurrence basis, having individual and aggregate limits appropriate to the conduct of Panacela’s and the applicable Sublicensee(s)’s business; covering the testing, marketing, sale and distribution of Licensed Products; and reasonably satisfactory to RPCI. Such insurance: (i) shall be issued by an insurer licensed to practice in the State of New York or an insurer pre-approved by RPCI having an A.M. Best rating of at least A- (A minus), such approval not to be unreasonably withheld, conditioned or delayed; (ii) shall list RPCI and its Affiliates, as specified by RPCI, as additional named insureds, (iii) shall be endorsed to include product liability coverage; and (iv) shall require thirty (30) days’ written notice to be given to RPCI prior to any cancellation or material change thereof. Panacela shall, upon request, provide RPCI with Certificates of Insurance evidencing compliance with this Section. Panacela shall continue to maintain such insurance after the expiration or termination of this Agreement during any period in which Panacela or any Affiliate or Sublicensee(s) continues to make, use, perform, or sell a product that was a Licensed Product under this Agreement and for a period of five (5) years thereafter.

9.	PATENT PROSECUTION AND MAINTENANCE; COSTS

9.1.	Prosecution by Panacela.

9.1.1.
Licensed Patents.  Panacela shall, at its full expense, diligently prosecute and maintain the Licensed Patents, in any jurisdiction, and any continuations, continuations-in-part, divisions, reissues, reexamined patents, and extensions of any patents that issue as a result of such applications, which Panacela determines in good faith may be required to advance the purposes of this Agreement or otherwise to protect the rights and licenses granted hereunder and otherwise to reasonably procure the broadest patent protection. All costs and expenses of all such patent work, including preparation fees, filing fees, taxes, annuities, working fees, issuance fees, maintenance fees, and/or renewal and extension charges shall be paid by Panacela. Panacela shall promptly provide RPCI with copies of all correspondence relating to the filing, prosecution and maintenance of patents and patent applications addressed within this Agreement, including patent applications and patents covering Improvement Inventions; and shall keep RPCI informed with respect to the status and progress of all such applications, prosecutions, and maintenance activities and will consult in good faith with RPCI and take into account RPCI’s comments and requests with respect thereto. Both Parties shall reasonably cooperate with each other to facilitate the application and prosecution of patent applications pursuant to this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

9.1.2.
Improvement Inventions.  Panacela shall, in its full expense, responsibility, and control, diligently prepare and file patent applications covering the Improvement Inventions, which shall be included within the Licensed Patents pursuant to Section 3.3.

9.1.3.
Notice and RPCI Right.  If Panacela elects not to file any patent application within the Licensed Patents, or thereafter elects not to continue prosecution of any such patent application, or elects not to maintain any patent that may issue therefrom (together, the “Abandoned Rights”), Panacela shall provide RPCI with reasonable notice thereof, and RPCI shall have the right, at RPCI’s option and expense, in its own name, to file for and prosecute such patent application and maintain such patent using patent counsel selected by RPCI. Panacela shall cooperate therewith, and all rights of Panacela under the Abandoned Rights shall be terminated.

10.	PROTECTION OF LICENSED RIGHTS

10.1.
Notification and Procedure.  Panacela and RPCI shall notify each other in writing of any infringements by others of any intellectual property rights in the Licensed Rights. Following receipt of such notice, the Parties shall engage in meaningful consultation between themselves as to the means of preventing such infringements and shall cooperate in any preliminary steps, short of filing a lawsuit, including preliminary investigations, engagement of counsel and/or sending cease-and desist letters, that the Parties may mutually determine are required prior to the filing of any lawsuit. Unless otherwise agreed in writing between the Parties, Panacela shall have the right, but not the obligation, at Panacela’s expense, to: (i) defend any of Licensed Patents against infringement by other parties in any country, including by bringing any legal action for infringement, or defending any counterclaim of invalidity or action of a third party for declaratory judgment of non-infringement, and (ii) join RPCI as a party thereto at Panacela’s expense. No such action may be settled without RPCI’s consent, which consent shall not be unreasonably withheld, conditioned or delayed. Panacela shall indemnify and hold the Indemnitees harmless against any Losses that may be found or assessed against RPCI or any of the foregoing in connection with any such action. Panacela acknowledges and agrees that should Panacela decline or fail to promptly commence or prosecute such claims or suits within six (6) months after notice thereof, RPCI may institute such claims or suits in its own name and join Panacela as a party thereto at RPCI’s expense. Panacela shall cooperate and assist fully in any claims, suits or other actions commenced, prosecuted and/or defended by RPCI pursuant to this Section, and RPCI shall keep any recovery or damages awarded or recovered in connection therewith.

10.2.
Any recovery of damages in any suit defended or prosecuted by Panacela shall be applied: (a) pro rata, in satisfaction of any unreimbursed expenses and legal fees of the Parties relating to the suit; (b) to ordinary damages, which shall be equal to: (i) Panacela’s lost profits, and (ii) royalties on the lost Net Sales, all of which shall be payable to Panacela, and Panacela shall pay to RPCI royalties due based upon lost Net Sales, and (c) the balance, including whatever other measure of damages the court shall have applied to compensate for damages (e.g., willful conduct) shall be divided evenly between Panacela and RPCI. However, notwithstanding the foregoing, if RPCI has defended or prosecuted a suit after Panacela has declined or been unsuccessful in a suit against the alleged infringer, then all damages and other recovery shall be retained by RPCI; provided that RPCI shall reimburse Panacela out of such damages and recovery for any expenses reasonably incurred by Panacela in connection with its participation in the suit.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

10.3.
In any suit to enforce and/or defend the rights pursuant to this Agreement, the Party not in control of such suit shall, at the request and expense of the controlling Party, cooperate in all respects and, to the extent possible, have its employees testify when requested and make available relevant records, papers, information, samples, specimens, and the like.

11.	TERM: TERMINATION.

11.1.
Unless terminated earlier pursuant to this Article 11 and subject to the performance of any then outstanding obligations, the term of this Agreement shall continue for the longest period allowed pursuant to Section 4.2.2 (“Term”).

11.2.	This Agreement may be terminated by Panacela, in whole or in part, for any or no reason, upon sixty (60) days’ written notice.

11.3.	This Agreement may be terminated by RPCI, upon the occurrence of any of the following:

a)
Failure by Panacela to pay any amount due hereunder more than $25,000, which amount is not the subject of a bona fide dispute, within thirty (30) days of receipt of written notice that such amount is overdue, in which case RPCI may terminate this Agreement immediately (without further notice) if Panacela has not paid the applicable amount (with any late charge accrued thereon) within such thirty-day period. It shall not be necessary for RPCI to specify an exact amount due if RPCI does not know it, e.g., Panacela has Net Sales but has not paid royalties due on time.

b)
Material breach by Panacela of this Agreement other than as set forth above, and failure to cure such breach within ninety (90) days of receipt of written notice of the breach; provided, however, (i) if such breach is not capable of being cured within such ninety (90) day period, Panacela may request a reasonable extension to such period, not to exceed one hundred and eighty (180) days, which request shall not be unreasonably denied by RPCI; or (ii) if Panacela disputes such breach in good faith within such cure period, RPCI, shall not have the right to terminate this Agreement unless and until a tribunal of competent jurisdiction has determined that this Agreement was materially breached.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

c)
Panacela (i) has instituted or has instituted against it any insolvency, receivership, bankruptcy or other proceeding and such proceeding has not been dismissed for ninety (90) days, (ii) makes an assignment for the benefit of creditors, or (iii) has ceased to conduct business or dissolves. The licenses granted to Panacela for use of RPCI Intellectual Property are and shall otherwise be deemed to be, for purposes of Section 365(n) of the United States Bankruptcy Code (the “Code”), licenses of rights to “intellectual property” as defined under Section 101(35A) of the Code. Panacela, as the licensee of such rights under this Agreement, is entitled to retain and fully exercise all of its rights and elections under the Code. The foregoing provisions of this Section 11.3(c) are without prejudice to any rights Panacela may have arising under the Code or other applicable law.

d)
If Panacela fails to market, promote, and otherwise exploit the Licensed Rights so that RPCI has not received any royalty payment during any twelve (12) month period after the first commercial sale of a Licensed Product, in which case this Agreement shall automatically terminate with respect to such Licensed Product, without further notice from RPCI to Panacela. Notwithstanding the foregoing, if Panacela’s failure to generate royalty payments is directly related to a hold placed on the sale of the Licensed Product by a regulatory or other government authority and if Panacela is using commercially reasonable efforts to resolve such issue, this Agreement with respect to such Licensed Product shall not automatically terminate.

11.4.
Upon termination of this Agreement, other than by expiration in accordance with Section 11.1, all Sublicenses shall survive and shall be assigned to RPCI, but RPCI shall not be obligated to perform or incur any obligation to any Sublicensee(s) not already required to be performed or incurred to Panacela by RPCI in this Agreement. Notwithstanding the foregoing, RPCI shall not be obligated to perform or incur any obligation to any Sublicensee(s) under Articles 3 and 8 or Section 16.13, regardless of whether RPCI was obligated to perform or incur such obligations to Panacela prior to termination of this Agreement.

11.5.
Upon termination or expiration of this Agreement for any reason, nothing herein shall be construed to release either Party from any obligation that matured prior to the effective date of such termination or expiration. Panacela and any Affiliate may, however, after such date and for a period not to exceed six (6) months thereafter, complete and dispose of any applicable Licensed Products in the process of manufacture at the time of such termination, provided that Panacela shall pay or cause to be paid to RPCI the amounts due thereon and shall submit the Reports required by Article 6 on such dispositions. Furthermore, upon termination or expiration of this Agreement in whole or in part for any default of Panacela with respect to any Licensed Product(s), Panacela and its Affiliates and Sublicensee(s) perpetually and irrevocably covenant not to sue RPCI or any direct or indirect licensee thereof for infringement or misappropriation of any Patents or other intellectual property rights of any kind owned by assigned to, or under the control of Panacela or any of its Affiliates or Sublicensee(s) or any of their respective assigns or successors in interest with respect to such Licensed Product(s). This covenant and right of RPCI will survive any termination or expiration of this Agreement.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

11.6.	The express provisions regarding termination in this Agreement are in addition to, and do not limit, any other rights and remedies a Party may have.

11.7.	Challenge.

11.7.1.
If Panacela or any Affiliate or Sublicensee(s) challenges, directly or indirectly, or supports any unaffiliated party in any such challenge based on an assertion or claim that any claim of a Licensed Patent is invalid, unenforceable, or should be invalidated (collectively, “Challenges”), Panacela shall give RPCI not less than one hundred eighty (180) days’ prior written notice of any proposed Challenge.

11.7.2.
If a Challenge occurs by or on behalf of Panacela or any Affiliate (“Panacela Challenge”), RPCI shall have the option, at its sole discretion, to terminate this Agreement, make the license rights granted non-exclusive, and/or limit such rights in scope, Territory, and/or Licensed Field, as RPCI deems appropriate, and/or require Panacela to immediately pay RPCI an additional non-refundable lump sum payment in the amount of one million dollars ($1,000,000.00).

11.7.3.
In the case of a Panacela Challenge, upon presentation of applicable invoices and supporting documentation, Panacela shall reimburse RPCI for all reasonable attorney fees and expenses incurred in connection with defending the Challenge. Panacela shall continue to pay to RPCI any amounts owed pursuant to the terms of this Agreement.

11.7.4.
In the event of a final and unappealable decision on the Panacela Challenge in the favor of RPCI, all future royalties due under Section 4.2 of this Agreement shall be increased by multiplying the applicable royalty rate by a factor of five (5) (but provided that such rate shall in no event exceed six percent (6%)).  If any Sublicensee(s) initiates such a Challenge without the approval or cooperation of Panacela, Panacela shall fully cooperate with RPCI in any such defense and shall terminate the applicable Sublicense.

11.7.5.
Any Challenge, other than a proceeding brought in the U.S. Patent & Trademark Office, must be brought in the district court for the Western District of New York. Panacela shall not challenge, and hereby irrevocably consents to, the exclusive personal jurisdiction and venue of such court, and further so consents to the transfer to that court of any Challenge brought elsewhere.  Further, if a Sublicensee(s) initiates a Challenge, the provisions of this Section 11.7 applicable to Panacela shall be applicable to such Sublicensee(s) for the benefit of RPCI.

11.8.
In addition to any obligations existing upon termination or expiration of this Agreement, the following Sections shall survive any such termination or expiration: 2.5, 4, until the obligations set forth in the Section and matured prior to the effective date of termination or expiration are met, 8, 11.4, 11.5, 11.7.2, 11.7.3, 11.7.4, 11.7.5, 12, 15, and 16.2.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

12.	CONFIDENTIALITY

12.1.
Disclosure of confidential information.  The Parties acknowledge that a Party (the “Disclosing Party”) may disclose Confidential Information (as defined below) to the other Party (the “Receiving Party”) pursuant to the terms of this Agreement. Accordingly, the Receiving Party agrees to keep the Disclosing Party’s Confidential Information in confidence and not to use or disclose the Disclosing Party’s Confidential Information except pursuant to the terms of this Agreement.

12.2.
Confidentiality Obligations.  The Receiving Party agrees to keep confidential for a period of five (5) years from the date of disclosure any information identified as confidential by the Disclosing Party using methods similar to those used by the Receiving Party to protect its own Confidential Information of a like nature. “Confidential Information” of RPCI shall include all Technology and any other information disclosed by RPCI to Panacela that is marked confidential or is accompanied by correspondence indicating such information is confidential. “Confidential Information” of Panacela shall include Licensed Products and other information disclosed by Panacela to RPCI that is marked confidential or is accompanied by correspondence indicating such information is confidential. Except as may be authorized in advance in writing by the Disclosing Party, the Receiving Party shall grant access to the Disclosing Party’s Confidential Information only to its own employees involved in research relating to the Licensed Rights and/or manufacture or marketing of the Licensed Products, and each Party shall require such employees to keep such information confidential. The Receiving Party agrees not to use any Confidential Information of the other party to its advantage and to the Disclosing Party’s detriment, including, in the case of Panacela, claiming priority to any application serial numbers of any Licensed Patents in any patent prosecution by RPCI. The confidentiality and use obligations set forth above apply to all or any part of the Confidential Information disclosed hereunder except to the extent that:

a)	The Receiving Party can show by written record that it possessed the information prior to its receipt from the Disclosing Party;

b)	The information was already available to the public or became so available through no fault of the Receiving Party;

c)	The information is subsequently disclosed to the Receiving Party by a third party that has the right to disclose it free of any obligations of the Disclosing Party; or

d)
The information is required by law or regulation to be disclosed; provided, however, that the Receiving Party has provided written notice to the Disclosing Party promptly to enable the Disclosing Party to seek a protective order or otherwise prevent disclosure of such Confidential Information.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

12.3.
Notwithstanding the foregoing, RPCI shall have the right to disclose any information related to this Agreement to any body or entity to which RPCI is subject or to whom it owes a duty of disclosure, whether or not in the ordinary course, but if such disclosure is of Panacela’s Confidential Information, RPCI shall provide written notice of such disclosure requirement, including a copy of the information to be disclosed, to Panacela promptly after learning of the required disclosure and work with Panacela to minimize the amount of such information to actually be disclosed and take such steps, including filing of provisional patent applications, as may be necessary to protect such information prior to disclosure. In addition, RPCI shall have the right to disclose, pursuant to a written confidentiality agreement, information related to this Agreement  to a third party principally in the business of buying royalties, investment banking, financial services, or any similar business in connection with any effort to monetize any amounts due hereunder, and Panacela shall reasonably cooperate with RPCI and any potential buyers in such efforts; provided, however, in the event the disclosure is to a Person whose principal business is not financial services, then RPCI shall obtain Panacela’s written consent, which shall not be unreasonably withheld, conditioned or delayed, to prior to such disclosure.

13.
SPONSORED RESEARCH AGREEMENT.  During the five (5) years after the Effective Date, Panacela and RPCI may enter into a commercial sponsored research pursuant to which RPCI may supply services to Panacela.  At this time it is expected that this will initially include, but not be limited to services provided by RPCI’s core facilities, such as Department of Laboratory Animal Resource, Small Molecule Screening Core, PK-PD Core, Histopathology Core, Genomics and Gene Expression Analysis Core, and Proteomics Core, which shall provide services to Panacela at a price equal to the price that RPCI charges for such services to investigators employed by RPCI, but not more than a fifteen percent (15%) overhead reimbursement rate.

14.
ASSIGNABILITY.  Neither Party may assign this Agreement without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed, except that either Party may assign this Agreement without the prior written consent of the other Party in connection with the sale or other transfer of substantially all of that part of the assigning Party’s business to which this Agreement relates, provided that the assigning Party provides written notice within thirty (30) days to the non-assigning Party of such assignment and the assignee thereof agrees in writing to be bound as such assigning Party by the terms of this Agreement.

15.	DISPUTE RESOLUTION

15.1.
Initial Mediation. Any dispute arising under or in connection with this Agreement shall initially be attempted to settled by negotiation between the Parties. The Party seeking relief shall promptly advise the other Party of such claim, dispute or controversy in a writing which describes in reasonable detail the nature of such dispute. Not later than five (5) business days after the Party received such notice, each Party shall select a representative(s)(“Representative”), who shall have the authority to bind such Party, and shall advise the other Party in writing of the name and title of such Representative. Not later than ten (10) business days after the date of such notice of dispute, Panacela shall select a mediation firm located within the State of New York, reasonably acceptable to RPCI, and the Representatives shall meet with such firm for a mediation hearing within thirty (30) days within one hundred (100) miles of Buffalo, New York and in the United States. The Parties shall participate in such mediation in good faith and shall share the costs of the mediation firm equally. If Panacela does not select a firm within such time, RPCI may do so.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

15.2.
Resolution.  If the Representatives have not been able to resolve the dispute within thirty (30) days after such mediation hearing (or in any event within sixty (60) days after they should have appointed their Representatives pursuant to Section 15.1), either Party shall be free to bring an action as permitted under Section 16.2.

15.3.
Tolling; Language.  All applicable statutes of limitation and time-based defenses (such as estoppel and laches) shall be tolled while any mediation procedures are pending and during any mediation. The Parties shall cooperate in taking any actions necessary to achieve this result. The language to be used in any mediation or arbitration shall be English.

15.4.
No Party shall terminate this Agreement during the pendency of the resolution of a dispute pursuant to this Article 15 and Section 16.2 if the reason for termination is the subject of the pending dispute resolution.

16.	MISCELLANEOUS PROVISIONS

16.1.
Notice.  Any notice or other communication pursuant to this Agreement shall be sufficiently made or given on the date of mailing if sent to such Party by facsimile or electronic mail on such date, with a paper copy being sent by certified first class mail, postage prepaid, or by next day express delivery service, addressed to it at its address below (or such address as it shall designate by written notice given to the other Party).

If to RPCI, to:

Roswell Park Cancer Institute
Elm and Carlton Streets
Buffalo, NY 14263
Attention:  General Counsel
Telephone: (716) 845-8717
Facsimile:  (716) 845-8057
Email: Michael.Sexton@roswellpark.org

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

With a copy (which shall not constitute notice) to:

Nixon Peabody LLP
1100 Clinton Square
Rochester, New York  14603
Attention: Peter H. Durant
Telephone: (585) 263-1227
Facsimile: +1(866) 947-1223
Email: pdurant@nixonpeabody.com

If to Panacela, to:

Panacela Labs, Inc.
73 High Street
Buffalo, NY 14203
Attention: Chief Executive Officer
Telephone: (716) 849-6810
Facsimile: (716) 849-6820
DTyomkin@cbiolabs.com

With a copy (which shall not constitute notice) to:

Polsinelli Shughart PC
161 N. Clark Ave., Suite 4200
Chicago, IL 60601
Attention: Teddy C. Scott, Jr., Ph.D.
Telephone: (312) 819-1900
Facsimile: (312) 873-2913
Email: tscott@polsinelli.com

16.2.
Choice of Law.  This Agreement shall be governed by and construed in accordance with the laws of the State of New York without regard to its conflict of laws principles. Any claim or lawsuit hereunder, other than a proceeding brought in the U.S. Patent & Trademark Office, must, subject to Article 15, be brought in the Federal District Court for the Western District of New York. The Parties shall not challenge, and hereby irrevocably consent to, the exclusive personal jurisdiction and venue of such court, and further so consent to the transfer to that court of any claim or lawsuit brought elsewhere.

16.3.
Export Control Compliance.  Panacela will comply with all applicable export laws, regulations, and restrictions. In connection with the exercise of Panacela’s rights hereunder, RPCI does not represent that an export license will not be required nor that, if required, such a license will be issued. It is also understood that the transfer of certain technical data and commodities may require a license from the United States Government. RPCI will reasonably cooperate with and assist Panacela to obtain any required export licenses. However, and notwithstanding anything to the contrary herein, Panacela will be solely responsible for ensuring that all export control regulations, laws, and restrictions (“Export Laws”) are complied with in connection with this Agreement, including overseeing the activities of its Affiliates and Sublicensee(s) in connection with any right exercised under this Agreement. If any transfer under this Agreement to any person or entity, whether private or governmental, violates any U.S. export control regulation, law or restriction, such transfer shall be void at its inception, but any such violation shall be subject to Panacela’s indemnity obligation under Article 7. Upon request, and in any event with each Report due hereunder, an officer of Panacela shall certify that Panacela and each Sublicensee(s) and Affiliate are in compliance with and have not violated any Export Law.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

16.4.	Headings; Interpretation. The headings of Articles and Sections of this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement in any way.

16.5.
Waiver.  The failure of either Party in any instance to insist upon the strict performance of the terms of this Agreement will not be construed to be waiver or relinquishment of any of the terms of this Agreement, either at the time of the Party's failure to insist upon strict performance or at any time in the future, and such terms will continue in full force and effect.

16.6.	Counterparts. The Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

16.7.
Use of Names.  Neither Party will, without prior written consent of the other Party, use the name or any trademark or trade name owned by the other Party, or owned by an Affiliate of the other Party, in any publication, publicity, advertising, or otherwise.

16.8.
Independent Contractors.  Nothing contained in this Agreement shall be deemed to constitute a joint venture, partnership or employer-employee relationship between the Parties, or to constitute one as the agent of the other. Each Party shall act solely as an independent contractor, and nothing in this Agreement shall be construed to make one Party an agent, employee or legal representative of the other Party for any purpose or to give either Party the power or authority to act for, bind, or commit the other Party.

16.9.
Severability.  If any provision of this Agreement is held to be invalid or unenforceable, all other provisions will continue in full force and effect, and the Parties will substitute for the invalid or unenforceable provision a valid and enforceable provision which conforms as nearly as possible to the original intent of the Parties.

16.10.
Entire Agreement.  This Agreement constitutes the entire agreement and understanding between the Parties with respect to the subject matter hereof, and supersedes all proposals, oral or written, and all other communications between the Parties with respect to such subject matter [***].

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

16.11.
Force Majeure.  Each Party shall be excused from any breach of this Agreement to the extent such breach is caused by governmental regulations, act of war, strike, act of God, or other similar circumstance normally deemed outside the control of such Party (“Force Majeure”), but the affected Party shall work continuously and diligently to remove the cause of such Force Majeure and shall keep the other Party reasonably advised of its efforts and progress.

16.12.	Modifications. The terms and conditions of this Agreement may not be amended or modified, except in a writing signed by the Parties.

16.13.
Publication.  The rights granted to Panacela hereunder are subject to the reserved, irrevocable, exclusive right of RPCI to publish its scientific findings, but RPCI shall cooperate with Panacela so that it may file for protection of any intellectual property rights to any Improvement Invention or Non-Improvement Invention before such publications are published, provided patent applications and other filings are diligently pursued so as not to unduly delay timely publication of such findings. Therefore, RPCI shall submit to Panacela, at least thirty (30) days prior to submission for publication or disclosure materials intended for publication or disclosure relating to such an Improvement Invention or Non-Improvement Invention. Panacela shall notify RPCI within thirty (30) days of receipt of such materials whether Panacela desires to file a patent application on any invention disclosed in such materials. If Panacela desires to file such a patent application, RPCI shall withhold publication and disclosure of patentable information for a period not to exceed thirty (30) days from the date of receipt of such materials by Panacela. Further, if such material contains Confidential Information that Panacela has provided to RPCI, RPCI agrees to remove such Confidential Information from the proposed publication or disclosure. Notwithstanding the foregoing, RPCI shall have no obligation under this Section 16.13 with respect to any publication of a Scientist or anyone under the direction or control of any Scientist.

[Signatures follow]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

PANACELA LABS, INC.		HEALTH RESEARCH INC., ROSWELL
PARK CANCER INSTITUTE DIVISION
By:	/s/ Dmitry Tyomkin	By:	/s/ John Blandino
Name: Dmitry Tyomkin		Name: John Blandino
Title: Chief Executive Officer		Title: Director

ROSWELL PARK CANCER INSTITUTE
CORPORATION

By:  /s/ Michael B. Sexton

Name:   Michael B. Sexton, Esq.

Title:   Chief Institute Operations Officer/Secretary

Date  9/23/11

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

2

SCHEDULE 7.1.d

1.	American Cancer Society grant to Dr. Nikiforov regarding research targeting C-MYC with small molecules as a novel anti-melanom.

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

Schedule 7.1.j

RPCI Employee	Outside Employment

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

[***]	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

EXHIBIT A

Description of Drug Candidates

1.	REVERCOM
•	Drug summary: Liposome-packaged combination of proprietary molecule, inhibitor of multidrug resistance transporter, and conventional chemotherapeutic agent.

•	Potential use: adjuvant applied as part of chemotherapy of cancer patients.

•	[***]

2.	MOBILAN
•	Drug summary: Adenovirus-based treatment inducing immune response. Ready for final stage of preclinical development.

•	Potential use: Universal anti-cancer vaccine.

•	[***]

3.	ARKIL
•	Drug summary: Androgen receptor inhibitor, prepared for Hit-2-Lead optimization studies.

•	Potential use: Nanodrugs for treatment of prostate cancer (both hormone (androgen)-dependent and –independent/refractory forms).

•	[***]

4.	ANTIMYCON
•	Drug summary: MYC inhibitor.

•	Potential use: Drugs for treatment of a broad range of solid tumors (breast, prostate, colon, non-small cell lung carcinoma, etc.) and hematological malignancies.

•	[***]

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

EXHIBIT B

Projects and Licensed Patents

1.	Projects

Drug	Definition
Mobilan
 Research, development and support of an immunotherapeutic drug candidate based on recombinant adenovirus vector, stimulating immune response in humans as a vaccine-like treatment for cancer or other indications.

Revercom	Research, development, formulation and support of a drug candidate based on proprietary Reversan compound as an adjuvant for chemotherapy.
Antimycon	Research, development, lead optimization, formulation and support of a drug candidate regulating cMyc transcription factor for cancer indications.
Arkil	Research, development, lead optimization, formulation and support of a drug candidate regulating androgen receptor for prostate cancer.
Xenomycin	Research, development, lead optimization, formulation and support of a drug candidates based on proprietary Curaxin family of compounds for anti-infective/anti-biotic/anti-fungal applications.

2.	Licensed Patents

Product	Title	Inventors	Country	Application No.	Patent No.
MOBILAN	Use of Toll-Like Receptor and Agonist for Treating Cancer	Andrei Gudkov (RPCI, CBLI)	U.S.	61/249,596	n/a
MOBILAN	Toll-like receptor 5 agonist produced and secreted by mammalian cells	Andrei Gudkov (RPCI), Venkatesh Natarajan (RPCI)	U.S.	61/423,842	n/a
MOBILAN	Functional bacreriophage-based nanoparticles coated by Toll-like receptor 5 agonist	Andrei Gudkov (RPCI, CBLI), Venkatesh Natarajan (RPCI)	U.S.	61/423,825	n/a
ANTIMYCON	Small molecules inhibiting oncoprotein MYC	Andrei Gudkov (RPCI), Catherine Burkhart (CBLI), Mikhail Nikiforov (RPCI), Michelle Haber (CCIA), Murray Norris (CCIA)	U.S.	61/392,296	n/a
ANTIMYCON	Small Molecules Inhibiting Oncoprotein MYC	Andrei Gudkov (RPCI), Catherine Burkhart (CBLI), Mikhail Nikiforov (RPCI), Michelle Haber (CCIA), Murray Norris (CCIA)	U.S.	61/423,832	n/a
ARKIL	Method for treating androgen receptor positive cancers	Katerina Gurova (RPCI), Natalia Narizhneva (CBL)	U.S.	61/254,395	n/a
REVERCOM	Dual cargo nanoparticles combining MRP1 inhibitors with chemotherapeutic drugs	Andrei Gudkov (RPCI, CBLI), Aridam Sen (RPCI), Catherine Burkhart (CBLI), Padmaja Kunapuli (RPCI)	U.S.	61/423,838	n/a

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

EXHIBIT C

Scientists

Andrei Gudkov, Ph.D., D.Sci.

Mikhail Nikiforov, Ph.D.

Katerina Gurova, Ph.D.

Brahm Segal, Ph.D.

Arindam Sen, Ph.D.

Elena A. Komarova

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

EXHIBIT D

[***]

Exhibit D pg. 1 of 6

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

[***]

Exhibit D pg. 2 of 6

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

[***]

Exhibit D pg. 3 of 6

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

[***]

Exhibit D pg. 4 of 6

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

[***]

Exhibit D pg. 5 of 6

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.

[***]

Exhibit D pg. 6 of 6

Portions of this Exhibit, indicated by the mark “[***],” were omitted and have been filed separately with the Securities and Exchange Commission pursuant to the Registrant’s application requesting confidential treatment pursuant to Rule 24b-2 of the Exchange Act of 1934, as amended.